Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Citizens Communications Company:

We consent to the use of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Citizens Communications Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4.

Our audit report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” and Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements” as of January 1, 2006 and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006.

/s/ KPMG LLP

Stamford, Connecticut

March 21, 2007